UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2023

ALLIANCE ENTERTAINMENT HOLDING CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40014	85-2373325
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

8201 Peters Road, Suite 1000

Plantation, FL, 33324

(Address of Principal Executive Offices) (Zip Code)

(954) 255-4000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	AENT	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Class A common stock at an exercise price of $11.50 per share	AENTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 21, 2023 (the “Effective Date”), Alliance Entertainment Holding Corporation, a Delaware corporation (the “Company”), as Parent and Guarantor, certain of its subsidiaries from time to time party thereto, as Borrowers and/or Guarantors, White Oak Commercial Finance, LLC, as administrative agent, and the other lenders from time to time party thereto, entered into a Loan and Security Agreement (the “Credit Agreement”) which provides for a $120 million senior secured revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility matures on December 21, 2026 (the “Revolving Credit Facility Maturity Date”).

Borrowings under the Revolving Credit Facility bear interest at the 30-day SOFR rate, subject to a floor rate of 2.00% plus a margin of 4.50% to 4.75%, depending on the level of the Company’s utilization of the facility and consolidated fixed charge coverage ratio. The Revolving Credit Facility also includes an unused commitment fee of 0.5%. Upon the reduction or termination of the commitments under the Revolving Credit Facility prior to the Revolving Credit Facility Maturity Date, the Company will be required to pay an early termination fee of 2.0% if reduced or terminated prior to December 21, 2024 or 1.0% if reduced or terminated after December 21, 2024 but before August 21, 2025 plus an amount of minimum interest if reduced or terminated on or prior to June 21, 2025.

Maximum borrowings under the Revolving Credit Facility are calculated pursuant to a formula based on eligible accounts receivable and eligible inventory, subject to adjustment at the discretion of the lenders.

The Revolving Credit Facility also contains customary representations and warranties, events of default, financial reporting requirements, and affirmative covenants, including a fixed charge coverage ratio at the end of each month (on a trailing twelve months (TTM) basis) of at least 1.0 to 1.0, and certain additional covenants, including restrictions limiting the Company’s ability to incur additional indebtedness, grant liens, pay dividends, hold unpermitted investments, or make material changes to the business.

The Revolving Credit Facility is secured by a first priority security interest on the Company’s and the borrowers’ and other guarantors’ cash, accounts receivable, books and records and related assets.

On the Effective Date, the Company terminated its existing credit facility with Bank of America, N.A. and repaid all amounts outstanding thereunder.

On December 21, 2023, the Company issued a press release announcing the entry into the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit
10.1*	Loan and Security Agreement, dated as of December 21, 2023, by and among Alliance Entertainment Holding Corporation, as Parent and a Guarantor, certain of its subsidiaries from time-to-time party thereto, as Borrowers and/or Guarantors, the Lenders from time to time party thereto, and White Oak Commercial Finance, LLC, as Administrative Agent and Collateral Agent.
99.1	Press Release, dated December 21, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*       Certain confidential information, identified by brackets (“[***]”), has been omitted from this Exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 26, 2023	ALLIANCE ENTERTAINMENT HOLDING CORPORATION

	By:	/s/ Bruce Ogilvie
Name: Bruce Ogilvie
Title: Executive Chairman